Securities and Exchange Commission Registration Number: 333-114659

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
--------------------------------------------------------------------------------

                             Washington, D.C. 20549

--------------------------------------------------------------------------------
                                   Form SB - 2
--------------------------------------------------------------------------------

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                SEVENTH AMENDMENT


                               SEW CAL LOGO, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

      Nevada                           5651                      46-0495298
--------------------------------------------------------------------------------
(State or other jurisdiction of (Primary Standard Industrial    (IRS Employer
 incorporation or organization) Classification Code Number)  identification No.)

                               207 W. 138th Street
                          Los Angeles, California 90061
                                 (310) 352-3300
       ------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Richard Songer
                                    President
                              207 West 138th Street
                          Los Angeles, California 90061
                                 (310) 352-3300
       -------------------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                            The O'Neal Law Firm, P.C.
                       Attention: William D. O'Neal, Esq.
                              668 North 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                               Ph: (602) 267-3855
                               Fax: (602) 267-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- ------------------------- ------------------------- --------------------
    Title of each                                     Proposed                  Proposed
       Class of                                       Maximum                   Maximum                Amount of
    Securities to           Amount to be           Offering Price              Aggregate             Registration
    be Registered            Registered            per Share (1)             Offering Price               Fee
----------------------- --------------------- ------------------------- ------------------------- --------------------
 Common Stock                 520,000                  $0.25                    $130,000                $16.47
----------------------- --------------------- ------------------------- ------------------------- --------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

     (2) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

                                   PROSPECTUS

                         520,000 shares of common stock

                               SEW CAL LOGO, INC.
                               207 W. 138th Street
                          Los Angeles, California 90061
                                 (310) 352-3300

     520,000 shares of common stock of Sew Cal Logo, Inc. ($0.25 per share)

This is an offering of 520,000 shares of common stock by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

There is currently no public market for our shares.

The sales price to the public was set by the selling shareholders at $0.25 per share for a total of $130,000. The price of $0.25 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. See "Risk Factors," which begins on page __.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, OR MADE ANY RECOMMENDATION THAT YOU BUY OR NOT BUY THE SHARES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


The date of this prospectus is November 9, 2004.

                                TABLE OF CONTENTS


PART I - Summary Information and Risk Factors...............................  6

Prospectus Summary..........................................................  6

The Offering................................................................  6

Summary of Financial Information............................................  7

Risk Factors................................................................  8

Forward-Looking Statements.................................................. 11

Use of Proceeds............................................................. 11

Determination of Offering Price............................................. 11

Dilution.................................................................... 11

Selling Security Holders.................................................... 12

Plan of Distribution........................................................ 14

Legal Proceedings........................................................... 16

Directors, Executive Officers, Promoters and Control Persons................ 16

Security Ownership of Certain Beneficial Owners and Management.............. 18

Description of Securities................................................... 19

Interests of Named Experts and Counsel...................................... 20

Description of Business..................................................... 21

Management's Discussion and Analysis or Plan of Operation................... 25

Description of Property..................................................... 31

Certain Relationships and Related Transactions.............................. 31

Market for Common Equity and Related Shareholder Matters.................... 32

Dividend Policy............................................................. 32

Executive Compensation...................................................... 32

Legal Matters............................................................... 33

Securities Act Indemnification Disclosure................................... 33

Experts..................................................................... 33

Transfer Agent.............................................................. 33

Changes in and Disagreements with Accountants on Accounting and Financial
Disclosures................................................................. 33

PART II - Financial  Statements............................................. 34

PART I - SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

Unless the context indicates otherwise, all references in this prospectus to "we," or "Sew Cal," refer to Sew Cal Logo, Inc., a corporation formed under the laws of the State of Nevada on June 19, 2002.

Sew Cal Logo, Inc. was originally incorporated in the State of Nevada on June 19, 2002, as "Calvert Corporation". Calvert Corporation was a dormant corporation since its inception and had never engaged in any prior business or financing activities prior to December 31, 2003. On December 31, 2003, we entered into an Agreement and Plan of Merger with Southern California Logo, Inc. a California corporation originally incorporated as CJ Industries, Inc. on August 30, 1985 ("SCL"), whereby SCL was merged into Sew Cal. SCL was the "disappearing company" and Sew Cal was the "surviving company." The Articles of Merger were filed with the Secretary of State of Nevada on February 24, 2004 and the merger became effective on that date. The Articles of Merger amended the original Articles of Incorporation of the surviving company by (i) increasing the authorized capital of the surviving company from 25,000,000 shares of common stock to 50,000,000 shares of common stock, (ii) authorizing 300,000 shares of preferred stock, and (iii) changing the name of the surviving company to "Sew Cal Logo, Inc."

Sew Cal Logo, Inc., is a company engaged in the business of supplying wardrobe and related items for feature films and television to major motion picture and television studios, including Paramount, Warner Brothers, Universal, MGM, Sony, DreamWorks, 20th Century Fox and Disney, as well as numerous independent production companies.

We are also a manufacturer of surf and skate related apparel. An action sports oriented company, we currently design and manufacture the latest styles in caps and headwear, jackets, denim, cargo shorts and pants and related apparel for many of the major brands for both domestic sales and export of "Made in the USA" products.

Our executive offices are located at 207 W. 138th Street Los Angeles, California 90061. Our telephone number is (310) 352-3300.

THE OFFERING

Securities Offered:----Up to 520,000 shares of common stock.  The securities  being offered are those of the existing shareholders only.

Price per share:-------$0.25 as determined by the selling  shareholders.  The price of $0.25 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and  thereafter  at  prevailing  market  prices or privately negotiated prices.

Securities Issued
And Outstanding:-------5,020,000  shares of common stock and 234,800  shares of our
                       Series A Preferred  Stock were issued and  outstanding as of the date of this prospectus.

Use of Proceeds:-------We will not receive any proceeds from the sale of the common stock by the selling shareholders.



                                       6

THE OFFERING- continued

Plan of Distribution:--We are unaware of the nature and timing of any future  sales of our common stock by existing shareholders.

Registration Costs:----We  estimate  our total  offering  registration  costs to be
                       $46,176.70.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

Income Statement
----------------                       2004              2003
                                -----------       -----------
Revenues                        $ 3,269,696       $ 2,328,371
Net Income (Loss)               $    50,818       $   (45,381)
Net Income (Loss) per Share     $      0.01       $     *


Balance Sheet
-------------                 As of             As of
                              Aug. 31, 2004     Aug. 31, 2003
                              -------------     -------------

Total  Assets                   $   601,619       $   651,874
Total  Liabilities              $ 1,103,522       $ 1,206,140
Shareholders' Equity (Deficit)  $  (501,903)      $  (554,266)


* a: Less than $0.01

RISK FACTORS

Investors in Sew Cal Logo, Inc. should carefully consider the following risk factors associated with our plans and products:


(1) Our financial statements reflect that as of August 31, 2004, we were insolvent and we have made no present arrangements or plans to obtain additional financing which could result in our inability to operate as a going concern if we are unable to meet our ongoing financial obligations as they become due.

Our financial statements reflect a shareholder deficit of ($501,903) as of August 31 2004. This deficit is primarily due to an outstanding loan to our President, Richard Songer, in the amount of $355,384 and an outstanding SBA loan in the amount of $380,271. As a result, our financial statements reflect that as of August 31, 2004, we are insolvent. At this time, we have made no plans or arrangements for additional financing. If we are unable to meet our ongoing financial obligations as they become due out of current cash flows, we may be unable to continue to operate as a going concern and investors could lose their entire investment.

(2) We may need to raise additional funds to the extent that current cash flows are insufficient to fund future on-going operations or we may be unable to fully execute our plan of operation.


We anticipate that our cash flows from operations will be adequate to satisfy our capital requirements for current operations for the next twelve (12) months. To the extent that the funds generated by our on-going operations are insufficient to fund our future operating requirements, it may be necessary to raise additional funds, through public or private financings. Without sufficient capital we will be unable to develop our clothing line fully and lack complete product development (number and variety of products and accessories for a given brand). We also will not be able to advertise our clothing sufficiently to get the wide exposure needed to our target market of teenagers. Any equity or debt financings, if available at all, may be on terms that are not favorable to us. If adequate capital is not available, we may be unable to fully execute our business plan as set forth herein.


(3) If we do not accurately forecast our sales and schedule delivery of our products our revenues will be negatively impacted.


We must forecast sales of each of our products and establish production schedules based on our forecasts in order to build sufficient inventory in a timely fashion to avoid significant delays in delivery of finished goods to our customers. If we misjudge the market for a particular line, we could be faced with either excessive or insufficient inventory. Furthermore, a casualty or other business interruption could disrupt our production and delivery schedules. Any such misjudgment or business interruption could result in a decrease in revenues.



(4) Our failure to anticipate and respond to fashion trends within our industry could result in a significant amount of unsold inventory that would negatively impact our revenues.

Our planned product line is both fashion and trend driven. We believe that our success depends in part on our ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. We propose to target the youth, active, outdoors and extreme sports markets, and in particular, surfing enthusiasts. We need to be constantly aware of changing tastes and trends as they develop within the youth market and thus create immediate demand for garments (especially casual and beach type wearables). Key people, especially designers, must remain in constant awareness of potential youth fads as they begin to develop and be prepared to set the pace ahead of any competition to gain the market. We cannot guaranty that we will be successful in anticipating consumer tastes and preferences. If we misjudge the market for our proposed line of clothing and accessories, we may be faced with a loss of popularity for our products, resulting in a significant amount of unsold inventory, which would negatively impact our revenues.


(5) Distributors may not accept our products and this could result in our failure to increase revenues and achieve profitability.


In order to generate sales of our proposed apparel and accessory lines, we need to develop relationships with clothing manufacturers and distributors, and establish channels of distribution. We cannot guarantee that we can establish distribution in key locations through retail distributors of surfing equipment and beach attire shops and through chain stores. This failure could result in decreased revenues and we may not be able to achieve profitability.


(6) Our fashions, new products or collections may not achieve success or profitability because of high start-up costs, production inefficiencies and/or lack of available capital .


It is uncertain that our fashions or any new products or collections that we may add in the future will achieve success or profitability. Introducing new collections and products under a private label generally entails relatively high start-up costs and inefficiencies in producing, distributing, and marketing the initial limited quantities of such products. However, due to inefficiencies associated with operating a private label, we may not be able to obtain a sufficient inventory in these products. We cannot guarantee that any collection or product which we may introduce will achieve profitable sales levels.


(7) Failure to retain our existing management team could negatively impact our revenues.


Our success depends largely on the skills of certain key management, in particular our President, Richard Songer. We do not have employment agreements with our executive officers, key management or other employees and, therefore, they could terminate their employment at any time without penalty. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees, particularly Mr. Songer, could negatively impact our revenues and our ability to generate profits. We may not be able to recruit personnel on acceptable terms to replace these individuals in a timely manner, or at all.

(8) Our officers and directors control our operations and matters requiring shareholder approval and therefore have the ability to significantly influence all matters requiring shareholder approval.


Our officers and directors own approximately 74.70% of our outstanding shares of common stock and 90.42% of our Series A Preferred Stock. As a result, our officers and directors will have the ability to significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow our officers and directors to control the future course of our company. Our officers and directors do not intend to purchase any of the shares in this offering.


(9) Shareholders could experience substantial dilution if we issue additional shares of our capital stock.


Over the next twelve (12) months, we intend to issue additional equity securities to raise additional cash to expand our operations. If we issue additional shares of our capital stock, shareholders will experience dilution in their respective percentages of ownership in Sew Cal. In addition, upon achieving $10,000,000 in sales in any fiscal year, each of our outstanding Series A Convertible Preferred Stock will be convertible into 100 shares of common stock. The issuance of additional common stock or securities convertible into common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.


(10) There can be no assurance that our common stock will ever be publicly traded or appreciate significantly in value and investors may not be able to find purchasers for their shares of our common stock.


There is no public market for shares of our common stock. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. While we, in conjunction with broker-dealers, intend to apply to the NASD to have our stock publicly traded on the Over-the-Counter Electronic Bulletin Board, no assurance can be given that such regulatory approval will ever be received. If our common stock becomes publicly traded, no assurance can be given that our common stock will ever be traded on an established national securities exchange or that our business strategy will be well received by the investment community.


(11) We have no present intention to pay dividends.


We have never paid dividends or made other cash distributions on the common stock, and do not expect to declare or pay any dividends in the foreseeable future. We intend to retain future earnings, if any, for working capital and to finance current operations and expansion of its business.


(12) Penny stock regulations may have the effect of reducing the trading activity in the secondary market for our stock that becomes subject to those penny stock rules.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

FORWARD-LOOKING STATEMENTS

You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions, which may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

USE OF PROCEEDS

We will not receive the proceeds from the sale of any of the 520,000 shares offered by the selling shareholders. We are, however, paying the costs of registering those shares.

DETERMINATION OF OFFERING PRICE

The shareholders set the offering price of the common stock at $0.25 per share. The shareholders arbitrarily set the offering price based upon their collective judgment as to a price per share they were willing to accept. The price of $0.25 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our us, our net tangible book value will be unaffected by this offering.

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of November 1, 2004, and the number of shares being registered. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.

The following table provides as of November 1, 2004,  information  regarding the
beneficial   ownership  of  our  common  stock  held  by  each  of  the  selling shareholders, including:

1. The number of shares owned by each prior to this offering; 2. The total number of shares that are to be offered for each; 3. The total number of shares that will be owned by each upon completion of the offering; 4. The percentage owned by each; and 5. The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 5,020,000 shares outstanding on November 1, 2004.

--------------------------------------------------------------------------------------
Selling Shareholders    Shares of    Shares of   Shares of  Percentage   Percentage of
                         Common       Common     Common     of Common    Common Stock
                       Stock Owned  Stock to be   Stock        Stock      Owned After
                        Prior to     Offered   Owned After  Owned Before  the Offering
                        Offering    for Sale   the Offering the Offering
--------------------------------------------------------------------------------------
William O'Neal (1)          150,000     150,000           0        2.99%           0
--------------------------------------------------------------------------------------
Stephen Burg                150,000     150,000           0        2.99%           0
--------------------------------------------------------------------------------------
Dwain Mendenhall              5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Greg Fletcher                 5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Mitchell L. Costa             5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
John Briggs                   5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Howard Eaves                  5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Kim Eaves                     5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------

                                       12

SELLING SECURITY HOLDERS - continued

--------------------------------------------------------------------------------------
Selling Shareholders    Shares of    Shares of   Shares of  Percentage   Percentage of
                         Common       Common     Common     of Common    Common Stock
                       Stock Owned  Stock to be   Stock        Stock      Owned After
                        Prior to     Offered   Owned After  Owned Before  the Offering
                        Offering    for Sale   the Offering the Offering
--------------------------------------------------------------------------------------
Nora Schumacher               5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Joseph Elias                  5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Paul R. Perdue                5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Keith L. Martin               5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Joshua A. Honaker             5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Abigail D. Honaker            5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Erica R. Honaker              5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Dana Anderson                 5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Jason Thomas Kicinski         5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
William Beaver                5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Ralph Kinkade                 5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Wess Fischer                  5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Jeannine Herold               5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Buddy S. Lound                5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Brooks Stark                  5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Veronica Loux                 5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Rocco Pelletiere              5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Sam Buonauro                  5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Fawn Heckman                  5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Chris Coble                   5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Robin Mellas                  5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Salvatore Portuesi            5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Craig Woods Schiemann         5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Ralph Marx                    5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Mark Perlmutter               5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Harry Billups                 5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------

                                       13

SELLING SECURITY HOLDERS - continued

--------------------------------------------------------------------------------------
Selling Shareholders    Shares of    Shares of   Shares of  Percentage   Percentage of
                         Common       Common     Common     of Common    Common Stock
                       Stock Owned  Stock to be   Stock        Stock      Owned After
                        Prior to     Offered   Owned After  Owned Before  the Offering
                        Offering    for Sale   the Offering the Offering
--------------------------------------------------------------------------------------
Leveatt Biles                 5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Christina Deegan              5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
William M. Deegan             5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Palmyre L. Zele               5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Peter de Krey                 5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Christopher Lyden, D.C.       5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Donald Chad Schaffer          5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Anthony Pelletiere            5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Dianah H. Terry               5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Dann C. Terry                 5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Robert Beaver                 5,000       5,000           0        .001%           0
--------------------------------------------------------------------------------------
Rhonda Beaver                 5,000       5,000           0        .001%           0
======================================================================================
Total                       520,000     520,000           0        10.4%           0

(1) William D. O'Neal is the former Director, President, Secretary and Treasurer of Calvert Corporation and is our legal counsel in connection with this filing.

Except as set forth in footnote (1) above, to our knowledge, none of the selling shareholders:

1. Has had a material relationship with Sew Cal other than as a shareholder as noted above at any time within the past three (3) years;
2.   Has ever been an officer or director of Sew Cal; or
3.   Are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading;
2.   in privately negotiated transactions; or
3.   in any combination of these methods of distribution.

The sales price to the public has been determined by the shareholders to be $0.25 per share. The price of $0.25 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year holding period, subjected to certain volume limitations, and resale's by non-affiliates holders without limitations after two years; (c) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. We will apply to have our shares of common stock listed on the OTC Bulletin Board immediately after the date of this prospectus. We anticipate once the shares are trading on the OTC Bulletin Board the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $0.25 per share until the common stock is trading on the OTC Bulletin Board at which time the prices the selling shareholders will receive will be determined by market conditions. Selling shareholders may also sell in private transactions. We cannot predict the prices at which shares may be sold or whether the common stock will ever trade on any market. The selling shareholders may sell the shares, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealer's fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-broker dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute its shares, and the broker-dealer is acting as underwriter, we will be required to file a post-effective amendment containing the name of the underwriter.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or persons acting on their behalf, directly or indirectly, has engaged in any short sale of our common stock; and for a period commencing at least five (5) business days before their first sale and ending with the date of their last sale, bid for, purchased, or attempted to induce any person to bid for or purchase our common stock.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock. We will use our best efforts to update the registration statement and maintain its effectiveness for one year.

LEGAL PROCEEDINGS

We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving Sew Cal are as follows:

Name                Age Position                 Term Commenced  Term Expires
------------------ ---- ------------------------ --------------- -------------
Richard L. Songer   56  President/Director       Feb. 24, 2004   Feb. 23, 2005
Judy Songer         52  Chief Financial          Feb. 24, 2004   Feb. 23, 2005
                        Officer/Secretary
Lori Heskett        48  Chief Operating          Feb. 24, 2004   Feb. 23, 2005
                        Officer/Executive Vice
                        President

The foregoing persons, as well as William D. O'Neal, our former Director, President, Secretary and Treasurer, may be deemed "promoters" of Sew Cal, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

The directors and officers are full time employees of Sew Cal.

No executive officer or director of Sew Cal has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No executive officer or director of Sew Cal has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding, which is currently pending.


No executive officer or director of Sew Cal is the subject of any pending legal proceedings. Richard Songer and Judy Songer are husband and wife.


Richard Songer, President, Director, Age 56. Mr. Songer founded Southern California Logo, and has been continuously employed as a Director and our President since 1985 and has not been engaged in any other business or had any other employment for the past five (5) years. Mr. Songer oversees all operations of our company. Mr. Songer is a 1969 graduate of Virginia Tech. Mr. Songer does not currently serve as an officer or director of any other public company. Mr. Songer served as the President of Freedom Surf, Inc., a publicly traded company, from October to December of 2000.

Judy Songer, Chief Financial Officer, Secretary & Treasurer, Age 52. Ms. Songer has been CFO of Southern California Logo and the head of the accounting department since the company was founded. She currently oversees all financial and human resource aspects of the corporation. Previously employed by BDM, Inc., a Washington, D.C. based government contractor and think tank, she held a TOP SECRET clearance. An avid outdoors enthusiast, she currently resides in Southern California and actively participates in the lifestyle that drives the company in its current direction. Ms. Songer received an AA Degree in Finance from Northern Virginia Community College in 1973. Ms. Songer does not, and has not, served as an officer or director of any other public company.

Lori Heskett, Chief Operating Officer and Executive Vice President, Age 48. Since January 1, 2004, Ms. Heskett has been our Chief Operating Officer and Vice President overseeing every aspect of sales, product development and operations. Ms. Heskett was President of El Segundo Hat, Inc. from April of 1999 until she joined Sew Cal Logo. During that time she was responsible for all aspects of running a 13,000 sq. ft. manufacturing plant as a division of Kubic Marketing, a leading skateboard and accessories manufacturer. Her division produced headwear, bags, wallets and other related items. Ms. Heskett created yearly budgets and projections and managed the company's 80 employees, increasing sales from $1.9 to $3 million in 24 months, by adding new products and expanding the company's customer base.

Immediately prior to taking on the presidency of El Segundo Hat, Inc., Ms. Heskett was Vice President of Sales/General Manager of Design Curve in Costa Mesa, California where she created a souvenir retail product line, developed production procedures and implemented new systems to streamline work flow to help facilitate rapid growth. She also defined current personnel job descriptions and managed department heads. Prior to joining Design Curve, Ms. Heskett was employed by Sportcap, Inc of Los Angeles, California where, over a period of 18 years, she rose from a customer service representative to Vice President and General Manager of the retail sales division of the company. Her ultimate responsibilities included oversight of several divisions of the company with annual revenues in excess of $8 million. Her experience over these years include being customer service manager, new product development manager, production manager, general manager and finally Vice President/General Manager of Retail Sales. In 1984, Ms. Heskett received an AA Degree from El Camino College in business administration. She has participated in several Management Action Programs and regularly attends professional seminars via company sponsorship. Ms. Heskett does not, and has not, served as an officer or director of any other public company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of November 1, 2004, certain information with respect to the beneficial ownership of our common and preferred stock by (i) each director and officer of Sew Cal, (ii) each person known to Sew Cal to be the beneficial owner of 5% or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner            Common Shares Beneficially
or Name of Officer or Director              Owned                 Percent
-----------------------------------------------------------------------------
Richard Songer                           3,000,000                 59.76%
President/Director
207 W. 138th Street
Los Angeles, California 90061
Judy Songer                                    (1)                    (1)
CFO/Secretary/
Treasurer
207 W. 138th Street
Los Angeles, California 90061
Lori Heskett        (2)                    750,000                 14.94%
COO/Executive V.P.
207 W. 138th Street
Los Angeles, California 90061
Kagel Family Trust    (3)                  750,000                 14.94%
1801 Century Park East
25th Floor
Los Angeles, California 90067
-----------------------------------------------------------------------------
Total Director/Officer/                  4,500,000                 89.64%
5% Owners

Name of Beneficial Owner            Preferred Shares Beneficially
or Name of Officer or Director              Owned                 Percent
-----------------------------------------------------------------------------
Richard Songer                             189,800                 80.84%
President/Director
207 W. 138th Street
Los Angeles, California 90061
Judy Songer                                    (1)                    (1)
CFO/Secretary/
Treasurer
207 W. 138th Street
Los Angeles, California 90061
Lori Heskett          (2)                   22,500                  9.58%
COO/Executive V.P.
207 W. 138th Street
Los Angeles, California 90061
Kagel Family Trust    (3)                   22,500                  9.58%
1801 Century Park East
25th Floor
Los Angeles, California 90067
-----------------------------------------------------------------------------
Total Director/Officer/                    234,800                   100%
5% Owners

     (1) Richard Songer and Judy Songer, husband and wife, beneficially own an aggregate total of 3,000,000 shares of our common stock and 189,800 shares of our Series A Preferred Stock as Joint Tenants with Rights of Survivorship, which they received pursuant to the Articles of Merger in exchange for one hundred percent (100%) of their common stock in SCL.

     (2) 750,000 shares of our common stock and 22,500 shares of our Series A Preferred Stock were issued to Lori Heskett pursuant to the Articles of Merger in exchange for one hundred percent (100%) of her common stock in Southern California Logo, Inc. previously issued for services rendered.

     (3) David L. Kagel and Ina P. Kagel are the trustees and sole beneficiaries of The Kagel Family Trust. 750,000 shares of our common stock and 22,500 shares of our Series A Preferred Stock were issued to The Kagel Family Trust pursuant to the Articles of Merger in exchange for one hundred percent (100%) of its common stock in Southern California Logo, Inc. previously issued to The Kagel Family Trust in consideration for legal services previously rendered to Southern California Logo, Inc. prior to the merger by David L. Kagel, an attorney licensed in the State of California.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, as amended, and by the applicable provisions of Nevada law.

The authorized capital stock of Sew Cal consists of 50,000,000 shares of common stock having a par value of $.001 per share, and 300,000 shares of Series A Convertible Preferred Stock having a par value of $.001 per share.

                                  Common Stock

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

                            Series A Preferred Stock

Shares of Series A Preferred Stock shall be issued to officers, directors, employees and consultants to Sew Cal. Each share of Series A Preferred Stock (i) may be converted into one hundred (100) shares of common stock when Sew Cal has acheived sales of at least $10,000,000 in any fiscal year as reported in our audited financial statements for such fiscal year.

Subject to the provisions for adjustment, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends may be paid in (i) cash, (ii) additional shares of Series A Preferred Stock, or
(iii) shares of common stock.

So long as any shares of Series A Preferred Stock shall be outstanding, no cash dividends shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Series A Preferred Stock as to dividends ("Parity Stock"), unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock, dividends for all dividend payment periods of the Series A Preferred Stock ending on or before the dividend payment date of such Parity Stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend period on the Series A Preferred Stock and accumulated and unpaid on such Parity Stock through the dividend payment period on such Parity Stock next preceding such dividend payment date.

In the event that full cumulative dividends on the Series A Preferred Stock have not been declared and paid or set apart for payment when due, Sew Cal shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series thereof of Sew Cal ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of Sew Cal, junior to the Series A Preferred Stock ("Junior Stock") until full cumulative dividends on the Series A Preferred Stock shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of Sew Cal, junior to the Series A Preferred Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of Sew Cal heretofore or hereinafter adopted or (B) in exchange solely for shares of any other stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding-up of Sew Cal, junior to the Series A Preferred Stock.

The shares of Series A Preferred Stock have voting powers equal to the voting powers of the common stock. Each share of Series Preferred Stock has one hundred
(100) votes on all matters to be voted upon by shareholders.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in the Company.

DESCRIPTION OF BUSINESS

                                   The Company

Sew Cal Logo, Inc. was originally incorporated in the State of Nevada on June 19, 2002 as "Calvert Corporation". Calvert Corporation was a dormant privately held corporation from its inception and had never engaged in any prior business or financing activities prior to December 31, 2003. On December 31, 2003, we entered into an Agreement and Plan of Merger with Southern California Logo, Inc., a privately held California corporation originally incorporated as CJ Industries, Inc. on August 30, 1985 ("SCL"), whereby SCL was merged into Sew Cal. SCL was the "disappearing company" and Sew Cal was the "surviving company." The Articles of Merger were filed with the Secretary of State of Nevada on February 24, 2004 and the merger became effective on that date. The Articles of Merger amended the original Articles of Incorporation of the surviving company by (i) increasing the authorized capital of the surviving company from 25,000,000 shares of common stock to 50,000,000 shares of common stock, (ii) authorizing 300,000 shares of preferred stock, and (iii) changing the name of the surviving company to "Sew Cal Logo, Inc."

Immediately prior to the effective date of the merger, we had 20,000,000 shares of our common stock issued and outstanding. Pursuant to the Articles of Merger, we issued an additional 4,500,000 shares of common stock to the three (3) shareholders of SCL. William D. O'Neal, our president, secretary, treasurer and sole director resigned and returned 19,480,000 shares of our common stock to our treasury for cancellation. Mr. O'Neal retained 150,000 shares of our common stock previously issued to him. Thus, upon the effective date of the merger, we had 5,020,000 shares of our common stock issued and outstanding out of 50,000,000 shares authorized. Upon the effective date of the merger, we also issued a total of 234,800 shares of our Series A Convertible Preferred Stock to the three (3) shareholders of SCL. Thus, upon the effective date of the merger, we had 234,800 shares of our Series A Convertible Preferred Stock issued and outstanding out of 300,000 shares authorized.

                                  The Business

Film Wardrobe & Entertainment Related Business

Sew Cal Logo, Inc. started as a simple embroidery company twenty years ago with logo designs and entered into business with the entertainment industry in 1988. Since that time we have grown into an established supplier of wardrobe and related items for feature films and television, for all of the major studios including Paramount, Warner Brothers, Universal, MGM, Sony, DreamWorks, 20th Century Fox, Disney and nearly every independent production company in California. The entertainment business accounts for approximately 20% of our overall revenues.

Examples of our work include the White Star Line uniforms in Titanic , the "Bubba Gump Shrimp Co" cap worn by Tom Hanks in Forrest Gump (opening scene and throughout the movie) and the cast and crew merchandise (jackets, caps, bags, wearables) for Titanic and over 60,000 promotional Bubba Gump caps related to the release of the film. Tom Cruise and Robert Duvall wore Sew Cal racing attire in Days of Thunder and we produced all of the uniforms worn by the pit crews and teams of the NASCAR circuit portrayed in the film. Patches for everything from border patrols, police departments, museum guards, military personnel, and just about anything related to uniforms (including the authentic Naval ranks of the many sailors portrayed in Pearl Harbor) have been provided to help moviemakers establish location settings or characters with the audience.

From the gift shop items featured in Jurassic Park to patches and clothing worn in Terminator 2 and 3, we have participated in over 300 films produced over the past 10 years. The Space Cowboys, including Clint Eastwood, wore emblems and patches produced by us and the recent Jerry Bruckheimer production of Bad Boys II features our products, as does the currently filming National Treasure set in Washington, D.C. We also realize considerable and growing revenues from crew gifts, including jackets, caps, and related items from many of the films and promotions we work on as well as from our regular work in both network and cable TV projects.

Private Label Apparel

In addition to our entertainment-related business, private labeling has become a significant part of our production for both domestic sales and export of "Made in the USA" products, accounting for approximately 70% of our overall revenues. We are an action sports oriented company. We currently design and manufacture the latest styles in caps and headwear, jackets, denim, cargo shorts and pants and related apparel for many of the major brands, such as "Quick Silver", "Vans", "O'Neill", "Lost", "Von Dutch", "Whiteboy" and "Rusty."

Expansion and growth of present operations is our primary objective over the next twelve (12) months. During 2003 we have expanded our management team to include Lori Heskett, who has more than twenty-five (25) years of experience in this and related fields. Ms. Heskett brought to us design ideas and industry contacts and is a highly effective salesperson. In her most recent position as President of El Segundo Hat, Inc., a fashion hat and accessory manufacturer, Ms. Heskett was directly responsible for all aspects of the company, including both sales and production.

We have an extensive capacity to accept and complete orders of any size and of a varied and diversified basis. Our current manufacturing capabilities include, but are not limited to the following:

     o    silk screening, heat transfers, sublimation, and unique embellishments
     o    private labeling for major brands (including shipping and fulfillment)
     o    cap and hat design and manufacturing
     o    patches of all kinds and shapes
     o    film and television wardrobe (authentic military, period etc.)
     o    production crew wrap gifts and studio promotional items
     o    custom jacket and various apparel manufacturing
     o    accessory design and manufacturing (bags and wallets etc.)
     o    contract embroidery and specialty services
     o advertising specialty merchandise (extensive variety of corporate promotional items, bottled water etc.).
     o military - contract manufacturing (extensively with retired and veterans segment, ship reunions etc.

                                   Competition

Film Wardrobe & Entertainment Related Business

The competition in our specialized section of the film industry is considerable in the area of "crew merchandise" with many companies seeking this business. In reality though, only a handful of vendors are able to penetrate this market in the production stage. Top quality, on time delivery no matter the requirements, and extreme customer loyalty have been the benchmark we have set and it has been very hard, but not impossible of course, for competitors to erode our market share here. Still, we must remain vigilant, creative, and aggressive to keep this business.

The same is true for wardrobe production. Several companies produce patches and are extremely competitive and aggressive. Once again, we must remain in close contact with designers, costumers, and wardrobe departments within the studios as well as the major costume houses to be considered as "the first to call" when a show begins preparation for filming. While confidence in us as a first choice vendor is of utmost importance here, people are always willing to try somebody new and our competition is always present. Customer loyalty is easy to retain but once lost very hard to regain. Our marketing plan remains for us to be aggressive and innovative in this area while guarding our carefully developed long-term relationships with the people who control this segment of film and television production.

Private Labeling

There are currently five (5) headwear suppliers in California. This number is down from more than 11 just a few years ago. Suppliers remaining in this business each have their own niche in the market place. Design Curve, located in Costa Mesa, California, caters to labels such as "Billabong" and "Volcum," and is very good with "bucket-type" hats. National Headwear, located in Orange County, California, deals with the skate and surf market, as we do. American, located in San Diego, California, caters to the ad specialty and theme park markets and we seldom, if ever, compete with them. There are more U.S. suppliers located in the Midwest and on the East Coast. They seldom manufacture for our market and deal mainly in the golf, major league baseball and ad specialty-type businesses.

Overseas suppliers are a different situation. They can produce a cap at one-half the price we can and we are constantly in competition with them. They can copy all that we create, but if they are asked to create on their own, they may fall short, as our industry is constantly changing by way of fabrics, styles, and method of decorating. Overseas suppliers are in the business of mass production for export. Our current customers use overseas suppliers for some of their "bread and butter" styles but tend to use U.S. suppliers for the more cutting edge products. However, overseas manufacturers require considerably more time in creating new products because of their inability to provide face-to-face contact with designers and domestic customers. They also require greater lead times for shipping and cannot make changes overnight (literally) when required. The logistics also may not allow them to be immediately aware of developing trends, forecasting them, and then developing an appropriate finished product instantly.

At  present,  the  youth  oriented  "action  sports"  lifestyle-clothing  market
(surf/skate/snow) is led by labels such as "Quicksilver" of Huntington Beach, California, representing in excess of $700 million in annual sales. Also, "O'Neill Sportswear", "Rip Curl", "Lost", "Billabong", "Volcom", and numerous other Orange County, California-based clothing companies service this market and can be considered competition for our new brands. No new major logo-driven brand has been introduced and promoted to this market for several years, and we believe that teens and young adults are looking for something new and trendy to identify with, purchase, and wear.

Although we believe we now have the experience and resources to take advantage of and fulfill the needs of this market and we have already made significant steps towards doing so, the youth, active and sports apparel industry is highly competitive, with many of our competitors having greater name recognition and resources than we do. Many of our competitors are well established, have longer-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources. As a result, these competitors may be able to respond more quickly and effectively than we can to new or changing opportunities or customer requirements. Existing or future competitors may develop or offer products that provide price, service, number or other advantages over those we intend to offer. If we fail to compete successfully against current or future competitors with respect to these or other factors, our business, financial condition, and results of operations may be materially and adversely affected.

We currently have no market share data available for competition in these areas. We work on each job through personal contacts and are frequently the only company contacted for the particular project.

                   Dependence on One or a Few Major Customers

We do not depend on any one or a few major customers.

        Patents, Trademarks, Franchises, Concessions, Royalty Agreements,
                               or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

            Need For Government Approval for its Products or Services

We are not required to apply for or have any government approval for our products or services.

               Effect of Governmental Regulations on our Business

We will be subject to common business and tax rules and regulations pertaining to the operation of our business in the State of California, as well as federal securities laws and regulations after the effective date of this registration statement. In complying with these laws and regulations, we will incur additional legal and accounting costs and expenses, but we do not believe such costs and expenses shall have a material effect on our operations or liquidity.

              Research and Development Costs for the Past Two Years

We have not expended funds for research and development costs in the past two years.

     Costs and Effects of Compliance with Environmental Laws and Regulations

Environmental regulations have had no materially adverse effect on our operations to date, but no assurance can be given that environmental regulations will not, in the future, result in a curtailment of service or otherwise have a materially adverse effect on our business, financial condition or results of operation. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent that laws are enacted or other governmental action is taken that imposes environmental protection requirements that result in increased costs, our business and prospects could be adversely affected.

                                   Bankruptcy

We  have  not  been  involved  in  any   bankruptcy,   receivership  or  similar
proceedings.

                              Equity Incentive Plan

We currently have no equity incentive or option plan in place.

                               Number of Employees

We currently employ approximately 110 full-time employees and no part-time employees.

                          Reports to Securities Holders

We intend to provide an annual report that includes audited financial information to our shareholders. We will make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-B for a small business issuer under the Securities Exchange Act of 1934. We will become subject to disclosure filing requirements once our SB-2 registration statement becomes effective, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we will file Forms 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 450 Fifth Street NW, Washington D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion is intended to provide an analysis of our financial condition and Plan of Operation and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

                                Plan of Operation

Expansion and growth of present operations is our primary objective over the next twelve (12) months. Plans are now in place and being implemented for expansion in all areas of our current manufacturing and we anticipate significant growth over the next year.

Private Labeling

Initially, we intend to expand our existing customer base through an aggressive sales and marketing approach to potential customers already located in our geographic area of Southern California. Our success in capturing this business will depend upon our ability to obtain quick and accurate sampling based on the customer's designs and the timely production of the required samples for the customer's sales force.

We also intend to capture more of our existing customers' production through the purchase of additional silk-screening equipment at a budgeted cost of $130,000 to complement what we already have and are using. We have purchased and installed "state of the art" silk-screening and related equipment to bring our silk screening department to its full potential. Completion of this department is targeted for August of 2004, and will enhance each area of our company and enable us to provide every aspect of product development and production in state-of-the-art and "cutting edge" form.

At this time, we are allocating $100,000 in additional direct labor to help establish a sufficient budget for advertising, marketing and further developing a sophisticated sales effort to build up our private label clientele. Customers in this area currently include, but are not limited to "Quick Silver", "Vans", "O'Neill", "Lost", "Von Dutch", "Whiteboy" and "Rusty."

Film Wardrobe & Entertainment Related Business

To increase our film wardrobe and related entertainment business, we intend to add two (2) to three (3) sales and customer service representatives (in-house and outside) to assist us in meeting our current forecasts for the next twelve
(12) months.

We also intend to produce more wardrobe, patches etc. for the major costume houses (Western Costume Company, MPCC, Motion Picture Costume Co., Eastern Costume Co.). We also intend to continue our existing marketing strategy of marketing directly to the productions before they begin filming locally and send units out of town on location. We intend to accomplish this with visits to the studios daily, printed material, and a professionally developed e-mail campaign to the production offices when they first set-up for a newly "green lighted" feature film or television show.

As the area of entertainment wardrobe is such a specialized and limited field, management is unaware of any other companies that do exactly what we do in this area. Small local companies do quick embroidery jobs from time to time when production companies are on location and need something immediately, and occasionally a costumer will use a local shop for some patches. Because of our longtime experience, personal relationships, skill, and success in mastering this specialized work, significant competition has not. Thus, there is no accurate data currently available to determine our approximate market share.

Corporate Sales

Corporate clients currently account for about ten percent (10%) of our business. We intend to focus on growing this area of our business over the next two (2) years by the addition of new in-house salespeople. Also, the addition of the new silk screening equipment will give us the capability to accept and produce large orders of promotional t-shirts and related items for corporate programs that we are currently unable to produce. The new salespeople will solicit this business to our existing client base via telephone and Internet as well as to potential new customers through the same means as well as some print advertising via mailing and placement in trade publications. Additional labor will be hired to operate the new equipment as needed with second and third manufacturing shifts added as growth requires. We intend to add a small number of in-house staff (2-3 clerical people) to service new inquiries and added accounts, as well as ordering finished goods for embellishment and shipping. Current production capacity is adequate to handle the added volume.

Development of the California Driven Product Line

Over the next twelve (12) months, we intend to seek additional equity capital of $1,000,000 to $3,000,000 that will enable us to open an entirely new market segment for growth. We have identified and developed an opportunity to export the "California life style" to the rest of America and to the worldwide markets in general. Started as an idea born in San Clemente, California, home of the premier surfing beaches in the world, we have created a number of "California Driven" brands of products. Under the "California Driven" umbrella, several lines have been developed with specific target markets in mind. Currently, no "California Driven" products are being produced or distributed and do not represent any of our current overall revenue. The "California Driven" brand lines have been developed in anticipation of expansion of Sew Cal into our own line of products to market and sell. Until such time as we acquire additional funds, we will continue to operate our current business and will not institute use of these product lines. Our projections for the need for an additional 1 million to 3 million dollars to open the new market is based on the following factors: a) that we have successfully raised such funds on terms acceptable to us, b) that we have been successful in protecting the new brand lines through trademark or other legal means, and c) that appropriate markets and advertising programs have been contracted and/or put in place.

If no additional equity capital is raised, we plan to capture more of our existing customers' production through the purchase of additional silk screening equipment with funds generated from the current profit stream to fulfill existing demand in a more timely and cost-efficient manner.

                             Results of Operations.

During fiscal year 2004, we obtained and developed new large accounts, improved our production capacity with some new equipment and worked on manufacturing modernization, procedures, focus of personnel, and developing a clear program for market penetration. We also brought screen-printing in-house to improve profitability and cut production times.

We also implemented a new purchasing system that allows improved buying and shorter raw goods inventory turnover. In doing so, our accounts payable stabilized by allowing us to buy raw goods on a "per order" basis. This has eliminated the need for stocking large quantities based on projected needs. Now we have payables more closely in line with actual products in production and thus receivables as opposed to having money (in the form of raw goods) "sitting on the shelf."

The recent weak economy and business erosion had a negative impact on our suppliers as fewer accounts were buying from them. This allowed us to negotiate better pricing and terms as they competed for our business. With better pricing and longer terms from our vendors we were able to improve cash flow by reducing the times between when we pay for raw goods and collect receivables from end customers.

We have no material commitments for capital expenditures until we raise additional capital. If we are successful in bringing in additional capital, we plan to expand our market to include direct sales to retailers, to become a brand manufacturer and retailer, and to grow our manufacturing capacity to accommodate this newly expanded segment of our business. To expand the market to become a brand manufacturer and develop direct sales to retailers our resources will include our existing facility, equipment, staff, and management. We will also be interviewing for and hiring an experienced marketing and/or sales manager to help develop and administer this segment of our company. Outside agencies that specialize in executive placement within our industry, as well as personal contacts of current management, will help us facilitate the filling of this position as well as provide us with a pool of available and qualified sales and support personnel as they are needed. While current production capacity is more that adequate to handle the initiation of sales to this market, manufacturing capacity will be increased through the hiring of factory personnel and purchasing of added equipment as growth dictates. The capital necessary to accomplish this mission will come from a private offering of equity pursuant to an applicable federal and/or state exemption from registration. The amount and terms of such offering has not yet been determined.


Fiscal Year Ended August 31, 2004 as compared to fiscal year ended August 31, 2003.


Total revenues for fiscal 2004 were $3,269,696 as compared to $2,328,471 in fiscal 2003, an increase of $941,255, or approximately 40% reflecting increased sales in fiscal 2004 as compared to fiscal 2003.

We had total assets of $601,619 at August 31, 2004, compared to total assets of $651,874 at August 31, 2003, a decrease of $49,955, or approximately 7% reflecting a decrease in inventory and retirement of machinery.

We had total current liabilities of $693,364 at August 31, 2004 compared to total current liabilities of $379,112 at August 31, 2003, an increase of $314,252, or approximately 82% reflecting an increase in accounts payable for raw materials and supplies for manufacturing of our product line.

Cost of goods sold for fiscal 2004 increased by approximately 44%, or $803,171 to $2,615,873 from $1,812,702 for fiscal 2003, due to a significant increase in our overall sales volume.

Interest expense for fiscal 2004 decreased by $27,472, or approximately 25% to $78,899 from $106,371 for fiscal year 2003 due to the retirement of debt.

We had net income of $50,818 for fiscal 2004 compared to a net loss of $(45,381) for fiscal 2003, an increase of $96,199. The increase is primarily due to increased sales and revenues as a result of an increase in the intensity of our marketing efforts, the increased consumer demand for our products and a higher percent of film production remaining in the United States during fiscal 2004 compared to fiscal 2003.

At August 31, 2004, we had $20,490 in cash and cash equivalents, compared to $44,714 in cash and cash equivalents at the year ended August 31, 2003, a decrease of $24,224, or approximately 54% reflecting an increase in cash required for operations.


General and administrative expenses were $285,112 for the year ended August 31, 2004, compared to $346,749 for the year ended August 31, 2003, a decrease of $61,637 or approximately 17%. The decrease is attributable to our success in eliminating middlemen sales organizations and instead, we have been going direct to the end user in both the film industry and in the private label market. By eliminating the middlemen organizations, we were able to realize increased profits.

                         Liquidity and Capital Resources


At August 31, 2004, we had approximately $20,490 in cash and cash equivalents, as compared to a balance of $44,714 at August 31, 2003. The net decrease of $24,224, or approximately 54% in cash and marketable securities is primarily due to cash used in operations.

At August 31, 2004, our current assets of $390,261 were exceeded by our current liabilities of $693,364.


At August 31, 2003, our current assets of $375,686 were exceeded by our current liabilities of $379,112.

Our sources of liquidity are currently generated by current sales, and we do not require any additional capital to continue our current operations, including the ability to grow within the market. Strong additional growth through the expansion into other markets is possible if we are successful in bringing in additional equity capital. Failure to raise capital when needed could adversely impact our business, operating results and liquidity. If we raise additional funds through the issuance of equity securities, the percentage of ownership of existing stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our Common Stock. Additional sources of financing may not be available on acceptable terms, if at all.

Our liquidity and operating results are not materially affected by seasonal fluctuations in our sales.


We are operating our business on an accrual basis. Based upon management's belief that we can sustain our current level of sales and growth, we project that we will have sufficient cash flow to cover current operations for the next twelve (12) months without taking into account any expansion into other markets. We can continue current operations with reasonable annual growth from existing sales, cash flows and profits.


We do not offer any customer incentives in connection with the purchase or promotion of our products.

                    Deferred Tax Asset and Valuation Account

We provide for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In management's opinion, it is uncertain whether we will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is calculated by multiplying a 15% estimated tax rate by the items making up the deferred tax account. For us, only the Net Operating Loss (NOL) was available for a tax asset.

                                 Long-Term Debt

On March 25, 2002 we entered into an agreement with United Commercial Bank for a $515,000 SBA loan. For the years ended August 31, 2004 and 2003, the unpaid principal balance of the loan was $380,271 and $433,606, respectively. The required monthly payment varies with an annual interest rate of 6.75% and a maturity date of March 1, 2012. Loan fees related to the financing have been capitalized into prepaid expenses and are being amortized over the term of the loan. It is management's belief that this loan will be timely paid from current and future cash flow assuming our current rate of sales and growth.

On April 16, 2003, we entered an installment sale contract with GMAC for the purchase of a vehicle. The total amount financed at signing was $40,754, which represents the total sale price. The agreement requires 60 monthly payments of approximately $679 beginning on May 16, 2003 and ending on April 16, 2008. The outstanding balance for the year ending August 31, 2004 was $29,887. The outstanding balance for the year ending August 31, 2003 was $38,038. This is a 0% interest loan. It is management's belief that this loan will be timely paid from current and future cash flow assuming the current rate of sales and growth.

On March 1, 2004, for purposes of working capital, Richard and Judy Songer extended the terms of a $355,384 subordinated loan originally made to our company on March 1, 2003. We are obligated to pay interest only on the subordinated loan during its term at the rate of 10% per annum (fixed-rate calculated as simple interest). The entire principal amount of the loan is due on March 1, 2005, although we may prepay the loan in whole or in part at any time without premium or penalty. It is management's belief that this loan will be timely paid from current and future cash flow assuming the current rate of sales and growth. The subordinated loan, which was consented to by United Commercial Bank, is collateralized by our assets, including but not limited to any and all equipment owned by Sew Cal, inventory, and outstanding receivables. As of August 31, 2004, the outstanding unpaid balance on the loan was 355,384.

                         Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

                          Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management's applications of accounting policies. The critical accounting policy for Sew Cal is the accounting for cost of goods sold and inventory.

Costs of goods sold has three components, material, direct labor and applied overhead. Inventory has three components: materials, work in process and finished goods. Usually there are no finished goods. An endeavor is made to ship immediately any goods finished to the customer.

DESCRIPTION OF PROPERTY

                                Office Facilities

We currently lease our 27,000 square foot manufacturing and office facilities located at 207 West 138th Street in Los Angeles, in close proximity to Los Angeles International Airport. Our lease expired on October 4, 2004, and we timely exercised our option to extend the Lease until October 4, 2009 at a monthly rental rate of $10,400 fixed until the expiration of our extended term. The lease requires us to pay property taxes and utilities. Rent expenses for the years ending August 31, 2004 and 2003, were $15,509 and $17,653, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 19, 2002, we issued 19,850,000 shares of our common stock to our then sole officer and director, William D. O'Neal, for services rendered in the formation and organization of our company. The value of such services to our company was $1,985.

On June 19, 2002, we issued 150,000 shares of our common stock to Stephen F. Burg for services rendered in the formation and organization of our company. The value of such services to our company was $150.

On March 1, 2004, for purposes of working capital, Richard and Judy Songer extended the terms of a $355,384 subordinated loan originally made to our company on March 1, 2003. We are obligated to pay interest only on the subordinated loan during its term at the rate of 10% per annum (fixed-rate calculated as simple interest). The entire principal amount of the loan is due on March 1, 2005, although we may prepay the loan in whole or in part at any time without premium or penalty. The subordinated loan, which was consented to by United Commercial Bank, is collateralized by our assets, including but not limited to any and all equipment owned by Sew Cal, inventory, and outstanding receivables.

From early in fiscal year 2000 through the date of this prospectus, the Songers have provided us with a revolving line of credit totaling $177,896 at a rate of ten percent (10%) per annum. As cash flow has permitted, we made periodic payments on the outstanding balance over the past two years, and there is no current outstanding balance owing as of the date of this prospectus. We have no written agreement with the Songers with respect to this revolving line of credit and they are not obligated to advance any future funds to us.

From June 30, 2003 through September 30, 2003, William D. O'Neal gifted a total of 220,000 shares of common stock previously issued to him to 44 persons who were either family members, personal friends or business associates with whom Mr. O'Neal had a prior existing relationship.

On February 24, 2004, William D. O'Neal returned 19,480,000 shares of our common stock previously issued to him to the treasury for cancellation pursuant to the Articles of Merger.

On February 24, 2004, we issued 3,000,000 shares of our common stock and 189,800 shares of our Series A Convertible Preferred Stock to Richard Songer and Judy Songer as Joint Tenants in exchange for 100% of the issued and outstanding common stock of SCL pursuant to the terms of the Articles of Merger.

On February 24, 2004, we issued 750,000 shares of our common stock and 22,500 shares of our Series A Convertible Preferred Stock to Lori Heskett pursuant to the terms of the Articles of Merger.

On February 24, 2004, we issued 750,000 shares of our common stock and 22,500 shares of our Series A Convertible Preferred Stock to The Kagel Family Trust pursuant to the terms of the Articles of Merger.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                           Principal Market or Markets

Our common stock is not listed on any exchange and there is no public trading market for the common stock.

                   Approximate Number of Common Stock Holders

As of November 1, 2004, we had 5,020,000 shares of common stock issued and outstanding, held by approximately 49 shareholders. We had 234,800 shares of preferred stock issued and outstanding held by 3 shareholders subject to conversion into 23,480,000 shares of our common stock. We have no outstanding warrants or options to purchase our securities.

                        Shares Eligible for Future Sale.

Upon completion of the offering, we will have 5,020,000 shares of common stock outstanding. A current shareholder who is an "affiliate" of Sew Cal, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Sew Cal, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about Sew Cal. The number of shares of our common stock that may potentially be resold subject to Rule 144 is 4,500,000 shares. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.


EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by Sew Cal for services rendered in all capacities to Sew Cal from September 1, 2003 through the fiscal year ended August 31, 2004, of all officers and directors of the Company.

Name and Principal
Underlying
Positions at 8/31/04              Salary     Bonus    Compensation   Options
-----------------------------------------------------------------------------
Richard  L. Songer             $  110,000      0           0             0
President/Director
Judy Songer                    $    5,770      0           0             0
CFO/Secretary
Lori Heskett                   $   40,000      0           0             0
COO/Executive Vice President

LEGAL MATTERS


The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008 will pass upon the validity of the shares offered hereby for Sew Cal.


SECURITIES ACT INDEMNIFICATION DISCLOSURE

Sew Cal's By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against
public  policy  as  expressed  in  the   Securities   Act,  and  is,   therefore
unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

EXPERTS

The financial statements of Sew Cal as of August 31, 2004 and 2003, included in this prospectus have been audited by Shelley International CPA, independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

TRANSFER AGENT

Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Shelley International, C.P.A. on accounting and financial disclosure matters.

PART II - FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITOR ............................................... 35

BALANCE SHEETS .............................................................. 36

STATEMENTS OF OPERATIONS .................................................... 37

STATEMENTS OF STOCKHOLDERS' EQUITY .......................................... 38

STATEMENTS OF CASH FLOWS .................................................... 39

NOTES TO FINANCIAL STATEMENTS ............................................ 40-45

             _______________________________________________________
             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Audit Committee
Sew Cal Logo, Inc.
Los Angeles, CA


We have audited the accompanying balance sheets of Sew Cal Logo, Inc. as of August 31, 2004 and 2003, and the related statements of operations, stockholders' equity and cash flows for the two years in the period ended August 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sew Cal Logo, Inc. at August 31, 2004 and 2003, and the results of its operations and its cash flows for the two years in the period ended August 31, 2004, in conformity with accounting principles generally accepted in the United States of America.



SHELLEY INTERNATIONAL CPA


Mesa, Arizona
November 1, 2004

                               SEW CAL LOGO, INC.

                                 BALANCE SHEETS

                                                     8/31/2004      8/31/2003
                                                 -------------- --------------
                                     ASSETS
Current Assets
Cash and cash equivalents                         $      20,490  $      44,714
Accounts Receivable, net                                271,981        200,873
Inventory                                                97,093        128,614
Prepaid Expenses                                            697          1,485
                                                 -------------- --------------
        Total current assets                            390,261        375,686

Equipment and machinery, net                            205,358        270,188
Other assets                                              6,000          6,000
                                                 -------------- --------------
        Total assets                              $     601,619  $     651,874
                                                 ============== ==============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable                                  $      88,064  $     186,814
Note Payable-shareholder                                355,384
Other current liabilities                               196,581        163,804
Current Poriton of Long Term Debt                        53,335         28,494
                                                 -------------- --------------
        Total current liabilities                       693,364        379,112

Long-term liabilities
Note Payable-related party                                             355,384
SBA Loan                                                380,271        433,606
Equipment Loan                                           29,887         38,038
                                                 -------------- --------------
                          Total liabilities           1,103,522      1,206,140
                                                 -------------- --------------
Stockholders' equity (deficit)
Preferred stock: 300,000 shares authorized,
par value $0.001, issued and outstanding 234,800
shares  8/31/04, 189,800 shares  8/31/03
 and 8/31/02                                                235            190
Common stock:  50,000,000  shares authorized,
$0.001 par value,  issued and outstanding,
5,020,000 shares 8/31/04, 3,000,000 shares 8/31/03        5,020          3,000

Paid in Capital                                          61,290         61,810
Retained Earnings(Deficit)                             (568,448)      (619,266)
                                                 -------------- --------------
        Total stockholders' equity (deficit)           (501,903)      (554,266)
                                                 -------------- --------------
        Total liabilities and stockholders' equity $    601,619  $     651,874
                                                 ============== ==============

 All assets are pledged as collateral for the SBA and shareholder loans
        The accompanying notes are an integral part of these statements

                               SEW CAL LOGO, INC.

                            STATEMENTS OF OPERATIONS

                                             Year Ended     Year Ended     Year Ended
                                              8/31/2004      8/31/2003      8/31/2002
                                          -------------- -------------- --------------
Revenue:
     Sales of Caps, Embroidery and Other   $   3,269,696  $   2,328,471  $   1,426,507
                                          -------------- -------------- --------------

     Total Revenue                         $   3,269,696  $   2,328,471  $   1,426,507

Cost of Goods Sold                             2,615,873      1,812,702      1,155,555
                                          -------------- -------------- --------------

     Gross profit                                653,823        515,769        270,952
                                          -------------- -------------- --------------

Expenses:
     General and Administrative                  285,112        346,749        509,490
     Officer Compensation                        150,769
     Officer Contributed Services                                60,000
     Consulting, Legal and Accounting             59,252         15,750         33,339
     Depreciation                                  8,050          3,060          3,060
     Rent                                         15,509         17,653         13,946
     Interest Expense                             78,899        106,371         29,741
     Loss on sale of asset                                       10,767
                                          -------------- -------------- --------------

     Total expenses                              597,591        560,350        589,576
                                          -------------- -------------- --------------

     Income (loss) before income taxes            56,232        (44,581)      (318,624)
                                          -------------- -------------- --------------

Provision for income taxes                         5,414            800            800
                                          -------------- -------------- --------------

     Net income (loss)                     $      50,818  $     (45,381) $    (319,424)
                                          ============== ============== ==============


Basic and Diluted Earnings (Loss) per Share $       0.01         a       $       (0.11)
                                          -------------- -------------- --------------
Weighted Average Number of Common Shares       4,043,115      3,000,000      3,000,000
                                          -------------- -------------- --------------

a : less than $0.01 per share

        The accompanying notes are an integral part of these statements

                               SEW CAL LOGO, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                      Preferred Stock            Common Stock    Paid in  Retained      Total
                                        Outstanding       Outstanding            Capital  Earnings   Stockholders'
                                     Shares      Amount      Shares     Amount            (Deficit)     Equity
                                 ----------- ----------- ------------- --------- -------- ---------- -------------
 Balance , September 1, 2001         189,800  $      190     3,000,000 $   3,000 $  1,810 $ (254,461) $   (249,461)

 Net (loss) for the year                                                                    (319,424)     (319,424)
                                 ----------- ----------- ------------- --------- -------- --------- --------------

 Balance, August 31, 2002            189,800         190     3,000,000     3,000    1,810   (573,885)     (568,885)

 Contributed Officer Services                                                      60,000                   60,000

 Net (Loss) for the year                                                                     (45,381)      (45,381)
                                 ----------- ----------- ------------- --------- -------- --------- --------------

 Balance, August 31, 2003            189,800         190     3,000,000     3,000   61,810   (619,266)     (554,266)

 Recapitalization 2/24/04
 Shares issued at par value                                    520,000       520     (520)

 Shares issued for services at par    45,000          45     1,500,000     1,500                             1,545


 Net Income for the year                                                                      50,818        50,818
                                 ----------- ----------- ------------- --------- -------- --------- --------------

 Balance, August 31, 2004            234,800         235     5,020,000     5,020   61,290  (568,448)      (501,903)
                                 =========== =========== ============= ========= ======== ========= ==============


All above shares have been retroactively adjusted for the recapitalization of 100 shares of common stock on February 26, 2004

        The accompanying notes are an integral part of these statements

                               SEW CAL LOGO, INC.
                            STATEMENTS OF CASH FLOWS


                                                         Year Ended     Year Ended      Year Ended
                                                          8/31/2004      8/31/2003       8/31/2002
                                                      --------------- -------------- ---------------
Operating Activities:
Net income (loss)                                      $       50,818  $     (45,381) $     (319,424)
    Depreciation                                               78,330         45,679          32,674
    Stock issued for services                                   1,545
    Contributed Services                                                      60,000
Adjustments to reconcile net income (loss)
    Increase in prepaid Expenses                                  788
    (Increase) decrease in inventory                           31,521         54,346           5,000
    (Increase) decrease in accounts receivable                (71,108)      (124,601)        233,298
    (Increase) decrease in prepaid franchise tax                                (800)            750
    Increase (decrease) in accounts payable                   (98,750)       237,581         (84,882)
    Increase (decrease) in other current liabilities           32,777         51,754           4,464
                                                      --------------- -------------- ---------------
    Net cash provided by (used in) operating activities        25,921        278,578        (128,120)
                                                      --------------- -------------- ---------------
Investing Activities:
Purchases/disposals of equipment                              (13,500)       (27,557)       (296,490)
                                                      --------------- -------------- ---------------
    Cash (used) in investing activities                       (13,500)       (27,557)       (296,490)
                                                      --------------- -------------- ---------------
Financing Activities:
Increase of loans                                                                            419,731
Decrease in shareholder loan                                                (177,896)
Decrease of SBA Loan                                          (28,494)       (38,213)
Repayment/Increase of equipment loan net                       (8,151)         5,466
                                                      --------------- -------------- ---------------
    Net cash provided by (used in) financing activities       (36,645)      (210,643)        419,731
                                                      --------------- -------------- ---------------

Net increase (decrease) in cash and cash equivalents          (24,224)        40,378          (4,879)

Cash and cash equivalents at beginning of the year             44,714          4,336           9,215
                                                      --------------- -------------- ---------------
Cash and cash equivalents at end of the year           $       20,490  $      44,714  $        4,336
                                                      =============== ==============  ==============
Supplemental Information
Interest                                                       78,899        106,371          29,741
Taxes                                                           5,414            800             800

Non Cash Transactions (see equity note for more details)

Merger, Calvert for 520,000 shares of common stock     $            -
                                                      ---------------
Recapitalization of equity, from 100 shares of common  $            -
                                                      ---------------
         stock to 3,000,000 shares of common stock
         and 189,800 shares of preferred stock

        The accompanying notes are an integral part of these statements

NOTES TO FINANCIAL STATEMENTS

NOTE 1. Summary of Significant Accounting Policies

The Company


C J Industries was incorporated in the State of California on August 30, 1985 and changed its name to Southern California Logo, Inc (the Company). The Company transacts business as Sew Cal Logo. On February 24, 2004 the Company merged with Calvert Corporation, a Nevada Corporation. This was a recapitalization accounted for as a stock exchange transaction (reverse merger). Calvert also changed its name to Sew Cal Logo, Inc. See Note 8 for more details of this merger.


The Company is located in Los Angeles, California. The Company produces and manufactures custom embroidered caps, sportswear and related corporate identification apparel. The Company provides an in-house, full-service custom design center where original artwork and logo reproduction for embroidery are available. The Company also offers contract embroidery and silk-screening to the manufacturing and promotional industry. The Company's products are sold, primarily in the United States, to Fortune 500 companies, major motion picture and television studios, retailers, and local schools and small businesses.

Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates, and assumptions that affect the reported amounts of assets and liabilities (including disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable


The Company's trade accounts receivable and allowance for doubtful accounts are shown below.



                                                       8/31/04      8/31/03
                                                    ----------   ----------
         Gross Trade Accounts Receivable               274,878      202,902
         Allowance for Doubtful Accounts                 2,897        2,029
                                                    ----------   ----------
         Accounts Receivable, net                      271,981      200,873
                                                    ----------   ----------


Revenue Recognition

The Company recognizes revenue from product sales upon shipment, which is the point in time when risk of loss is transferred to the customer, net of estimated returns and allowances.

Cash and Cash equivalents

The Company maintains cash deposits in banks and in financial institutions located in southern California. Deposits in banks are insured up to $100,000 by the Federal Deposit Insurance Corporation ("FDIC"). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash deposits.

Inventory


Inventory is stated at the lower of cost (first-in, first-out method) or market and consists of raw material, work-in-process and finished goods. Normally the Company ships out to the customer the finished goods as soon as they are produced and therefore does not maintain a large finished goods inventory. Overhead items are applied on a standard cost basis to work in process and finished goods.



                                                8/31/04
                                             ----------
         Raw Materials                          $82,616
         Work-in-Process                         11,527
         Finished Goods                           2,950
                                             ----------
         Total Inventory                        $97,093
                                             ----------

Equipment and Machinery

Equipment and machinery are stated at cost. Depreciation is computed using the straight-line method over their estimated useful lives ranging from five to seven years. Depreciation and amortization expense for the fiscal years August 31, 2004, 2003 and 2002 amounted to $78,330, 45,679 and $28,329 respectively.
Gains from losses on sales and disposals are included in the statements of operations. Maintenance and repairs are charged to expense as incurred. As of August 31, 2004, 2003 equipment and machinery consisted of the following:





                                                8/31/04        2003
                                             ----------   ----------


         Automobiles                            $40,754      $40,754
         Office equipment                        67,023       67,023
         Furniture and fixtures                  75,338       75,338
         Machinery                              577,051      550,052
         Equipment                                            17,724

         Accumulated depreciation               554,808      480,702
                                             ----------   ----------

                                               $205,358     $270,188
                                             ----------   ----------


Fiscal Year

The Company operates on a fiscal year basis with a year ending August 31.

Earnings and Loss Per Share Information

Basic net earnings  (loss) per common share is computed by dividing net earnings
(loss) applicable to common shareholders by the weighted-average number of common shares outstanding during the period.

Segment Reporting

Pursuant to Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosure about Segments of an Enterprise and Related Information," the Company has determined it operated in only one segment.

Gross sales of similar products for the single segment are as follows:


                                      8/31/04      8/31/03      8/31/02

Caps, embroidery, and other        $3,269,696   $2,328,471   $1,426,490



NOTE 2.  Accounts Payable and Other Current Liabilities

As of the period ends shown, accounts payable and accrued liabilities consisted of the following:


                                                       8/31/04    8/31/03

Trade accounts payable                                 $88,064   $186,814
                                                    ---------- ----------

Sales tax payable                                        1,050        664
Payroll taxes payable                                        0          0
State Income Taxes Payable                               5,414
Accrued Payroll                                        100,459
Credit Card Debt                                         4,791
Revolving bank line of credit (prime + 3.8750%
         Interest only, reviewed yearly)                85,000     94,262
Demand loan from shareholder, no interest                    0     68,878
                                                    ---------- ----------

                                                      $196,581   $163,804
                                                    ---------- ----------


NOTE 3.  Note Payable- Related Party


On March 1, 2003, for purposes of working capital, the sole shareholder and spouse made a $355,384 subordinated loan to the Company. The Company is obligated to pay monthly interest only on the subordinated loan during its term at the rate of 10% per annum (fixed-rate calculated as simple interest). The entire principal amount of the loan was originally due on March 1, 2004, although it may be prepaid in whole or in part at any time by the Company without premium or penalty. This loan was extended for 12 additional months. The subordinated loan, which was consented to by United Commercial Bank, is collateralized by the assets of the Company, including but not limited to any and all equipment owned by the Company, inventory, and outstanding receivables. Prior to the subordinated loan, as of August 31, 2002 the balance of loans due to shareholder and spouse was $533,280.


NOTE 4. Commitments and Contingencies

Long-Term Debt


On March 25, 2002 the Company entered into an agreement with United Commercial Bank for a $515,000 SBA loan. For the years ending August 31, 2003 and 2002, the unpaid principal balance of the loan was $462,100 and $500,313 respectively. The monthly required payment varied with an annual interest rate of 6.75% and a maturity date of March 1, 2012. This loan related to the purchase of equipment.



On August 11, 2004 the Company refinanced this SBA loan with Pacific Liberty Bank. As of August 31, 2004 the balance was $433,606., long term portion is$380,271 and the current portion is $53,335. This loan matures and is due in 72 months. Monthly payments are made the 15th of each month with interest at prime plus 2.5. Currently the interest rate is 7%. This loan is collateralized by the assets of the corporation and is in first place before the shareholder loan.

On April 16, 2003 the Company entered an installment sale contract with GMAC for the purchase of a vehicle. The total amount financed at signing was $40,754 which represents the total sale price. The agreement requires 60 monthly payments of approximately $679 beginning on May 16, 2003 and ending on April 16, 2008. The outstanding balance for the year ending August 31, 2003 was $38,037. The outstanding balance for August 31, 2004 was $29,887. This vehicle note was obtained by GMAC under special financing and carries no interest.


Lease Commitments


The Company leases warehouse and office facilities under an operating lease requiring the Company to pay property taxes and utilities. Lease expense for the years ending August 31, 2004, 2003 and 2002 were $77,545, $88,263 and $69,729 respectively. The lease was to terminate in October 2004. In July 2004 the building was purchased by a related party ( a corporation controlled by the officers) and the lease was re-written for 5 years. Lease expense is currently $12,500 per month.


The lease obligation is shown below for the next five years.

                                Year 1    Year 2    Year 3    Year 4    Year 5


Office /warehouse lease       $150,000  $150,000  $150,000  $150,000  $137,500


NOTE 5.  Stockholders' Equity


The Company (post merger) is authorized to issue fifty million (50,000,000) shares of common stock at par value of $0.001 and three hundred thousand (300,000) shares of series A preferred stock at a par value of $0.001. The preferred stock is convertible to common stock at one share of preferred for every 100 shares of common. The preferred shares are only able to be converted when the Company reaches $10,000,000 in sales for any fiscal year. As of August 31, 2004 there were 234,800 shares of preferred stock. The value was placed at par. The conversion to common stock would be 23,480,000 shares. Based upon the actual growth for the last two years, the $10,000,000 in sales will not be reached within five years. Therefore, these shares are not considered in calculating the loss per share.

At the time of the merger 45,000 shares of preferred stock and 1,500,000 shares of common stock were issued at par value of each for services rendered in connection with the merger for a total value of $1,545.


NOTE 6.  Interest Expense


Interest expense for the years ending August 31, 2004, 2003 and 2002 was $78,899, $106,371 and $29,741, respectively.

NOTE 7.  Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.


SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is calculated by multiplying a 15% estimated tax rate by the items making up the deferred tax account. For the Company only the Net Operating Loss (NOL) was available for a tax asset.


The provision for income taxes is comprised of the net changes in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below.

The provision for income taxes for the periods shown are as follows.


                                        8/31/04      8/31/03      8/31/02
Change in deferred tax asset            ($9,187)     $76,151      $44,662
Valuation account                         9,187      (76,151)     (44,662)

Current Income Taxes Payable
   Federal                                    0            0            0
   State                                  5,414          800          800
                                     ----------   ----------   ----------
         Provision for Income Taxes      $5,414         $800         $800
                                     ----------   ----------   ----------

The Company prepays all franchise taxes. At August 31, 2004, federal income tax net operating loss carryforwards ("NOL's") which were available to the Company were the following with the year in which they expire.


                  Year (8/31)         Amount          Expires

                  1996                 2,104             2011
                  1997                 9,265             2012
                  1998                26,317             2013
                  1999                21,074             2019
                  2000                50,619             2020
                  2001                21,675             2020
                  2002               319,424             2022
                  2003                86,861             2023
                                  ----------
                  Total              537,339
                                  ----------


Were the NOL tax asset to be recorded at 8/31/04 it would be a long term asset of $80,601. Continued profitability by the Company will be a major factor in the valuation account being removed and the recording of this asset.

NOTE 8.  Merger with Calvert


On February 24, 2004 the Company merged with Calvert Corporation, an inactive Nevada Corporation. This was a recapitalization accounted for as a stock exchange reverse acquisition with Calvert being the surviving legal entity and Southern California becoming the surviving historical entity. Before the merger Southern California had 100 shares of common stock issued and outstanding which were owned by a single shareholder. As part of the merger Calvert issued to this shareholder 189,800 shares of series A preferred stock and 3,000,000 shares of common stock in exchange for all the shares (100) of Southern California. These share totals have been retroactively applied to previous years.


As part of the merger 45,000 shares of preferred stock and 1,500,000 shares of common stock were issued for services rendered. A value of $1,545 was placed upon these shares.

Calvert had a zero book value prior to the merger and is shown as the acquired company on the statement of stockholders' equity with 520,000 shares outstanding prior to the merger.

After the completion of the merger the Company had 5,020,000 shares of common stock and 234,800 shares of series A preferred stock.


NOTE 9. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards and their effect on the Company.

SFAS 148 Accounting for Stock-Based Compensation-Transition and Disclosure

Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities

This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement NO. 133, Accounting for Derivative Instruments and Hedging Activities.

SFAS 150 Financial  Instruments  with  Characteristics  of both  Liabilities and
Equity

This Statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

Interpretation No. 46 (FIN 46)

Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future. The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results or operations, or cash flows.

PART III - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of Sew Cal. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

     (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
     (b)  unlawful distributions; or
     (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Our Bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Sew Cal, absent a finding of negligence or misconduct in office.

Our Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

                                                  Amount
                                            ------------
 SEC registration fee                       $     126.70
 Printing and engraving expenses            $     300.00
 Legal fees and expenses                    $  20,000.00
 Accountants' fees and expenses             $  25,000.00
 Transfer agent's and registrar's fees      $     750.00
     and expenses
 Miscellaneous                              $       0.00
                                            ------------
       Total                                $  46,176.70

Sew Cal will bear all of the expenses shown above.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On June 19, 2002, we issued 19,850,000 shares of our common stock to its sole officer and director, William D. O'Neal, for services rendered in the formation and organization of the Company. The value of such services to the Company was $1,985.

On June 19, 2002, we issued 150,000 shares of our common stock to Stephen F. Burg for services rendered in the formation and organization of Sew Cal. The value of such services to Sew Cal was $150.

On February 24, 2004, we issued 3,000,000 shares of our common stock and 189,800 shares of our Series A Convertible Preferred Stock to Richard Songer and Judy Songer as Joint Tenants in exchange for one hundred percent (100%) of their common stock in SCL pursuant to the terms of the Articles of Merger.

On February 24, 2004, we issued 750,000 shares of our common stock and 22,500 shares of our Series A Convertible Preferred Stock to Lori Heskett in exchange for one hundred percent of her common stock of SCL pursuant to the terms of the Articles of Merger.

On February 24, 2004, we issued 750,000 shares of our common stock and 22,500 shares of our Series A Convertible Preferred Stock to The Kagel Family Trust in exchange for one hundred percent of its common stock of SCL pursuant to the terms of the Articles of Merger.

We relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Our officers and directors determined the sophistication of our investors, as the investors were either business associates of, or personally known to, our officer and director. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

EXHIBITS

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number   Description
-------- -------------------------------------------
3.1      Articles of Incorporation(1)
3.2      Articles and Plan of Merger(1)
3.3      Amended and Restated Bylaws(1)
3.4      Certificate of Designation(1)
3.5      Building Lease(1)
3.6      Promissory Note(1)
3.7      Secured Promissory Note(1)
5.1      Legal Opinion and Consent of Counsel
23.1     Consent of Independent Auditors

(1) Incorporated by reference from Form SB-2 Amended filed September 7, 2004.

                                    UNDERTAKINGS

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Sew Cal pursuant to provisions of the State of Nevada or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, United States of America.

Sew Cal Logo, Inc.


By: /s/ Richard L. Songer               Date: November 9, 2004
    ---------------------

        Richard L. Songer
        Principal Executive Officer


By: /s/ Judy Songer                     Date: November 9, 2004
    ---------------

        Judy Songer
        Principal Financial Officer



By: /s/ Judy Songer                     Date: November 9, 2004
    ---------------

        Judy Songer
        Principal Accounting Officer



In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the date stated have signed this registration statement.


By: /s/ Richard L. Songer               Date: November 9, 2004
  -----------------------

        Richard L. Songer
        Director